Back to 8-K	Exhibit 10.15

WELLCARE HEALTH PLANS, INC. 2004 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD NOTICE AND AGREEMENT
FOR NON-EMPLOYEE DIRECTORS

This award is made to the Grantee named below by WellCare Health Plans, Inc., a Delaware corporation (the “Company”).  Subject to the terms and conditions of this Restricted Stock Unit Award Notice and Agreement for Non-Employee Directors and the terms and conditions of the Restricted Stock Unit Award Agreement for Non-Employee Directors that is available to you on the Company’s Intranet site and is an integral part of this award (together, the “Award Documentation”), the Company hereby awards under the WellCare Health Plans, Inc. 2004 Equity Incentive Plan (the “Plan”) the restricted stock units (“RSUs”) described below to Grantee effective as of the Grant Date set forth below.  Capitalized terms used in the Award Documentation that are not defined herein have the meanings attributed to them in the Plan.

1.	Grantee:	.

2.	Grant Date:	.

3.	Number of RSUs :	, subject to adjustment as provided in the Award Documentation.

4.	Description of RSUs: Each RSU constitutes an unfunded and unsecured promise of the Company to deliver one Share to Grantee on the Delivery Date (defined below).

5.
Normal Vesting Schedule:  Except as set forth below, 100% of the RSUs shall become vested on the earlier of (i) _____________ or (ii) the date of the first annual meeting of the Company’s shareholders following the Grant Date (such date being the “Vesting Date”), provided that the Grantee’s provision of service as a Non-Employee Director of the Company continues through the Vesting Date.  Except as otherwise provided in the Award Documentation, the RSUs shall vest only on the Vesting Date specified above and no partial vesting will occur prior to the Vesting Date.

6.
Termination of Service:  Except as set forth in Section 7 below, upon the termination of Grantee’s provision of service as a Non-Employee Director of the Company (the “Termination Date”), for any reason, any then-unvested RSUs shall be forfeited automatically and become null and void.

7.	Change in Control: Any then-unvested RSUs shall become immediately vested if Grantee’s provision of services as a Non-Employee Director of the Company terminates following a Change in Control.

8.
Delivery Date:  The Shares underlying the number of vested RSUs shall be delivered as soon as practicable and, in any case, within 30 days after the earliest to occur of: (i) [insert date specified in restricted stock unit election form], (ii) the date of termination of Grantee’s provision of service as a Non-Employee Director to the Company or any of its Subsidiaries, (iii) the date of Grantee’s death, (iv) the date the Grantee becomes disabled (within the meaning of Section 409A of the Code) or (v) a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations thereunder.

*  *  *  *  *

By signing below, Grantee hereby consents and agrees to the electronic delivery of the Award Documentation.  Grantee acknowledges and agrees that (1) the Restricted Stock Unit Award Agreement for Non-Employee Directors, the Plan and the Plan prospectus are available for Grantee’s review on the Company’s Intranet under the Legal Services section, and, upon request, a paper version of each document will be provided to Grantee and (2) Grantee has reviewed and fully understands the Award Documentation, the Plan and the Plan prospectus and agrees to be bound by the terms and conditions of the Plan and the Award Documentation.

GRANTEE	WELLCARE HEALTH PLANS, INC

By:	By:
Name:
Title:

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